                                 August 5, 1997






WellPoint Health Networks Inc.
21555 Oxnard Street
Woodland Hills, CA  91367

                  Re: Post-Effective Amendment No. 2 to the Registration Statement on Form S-8 ("Registration Statement") of WellPoint Health Networks Inc.

Ladies and Gentlemen:

                  We have acted as counsel to WelllPoint Health Networks Inc., a Delaware corporation (the "Registrant"), with respect to the issuance of this opinion relating to the proposed offering by the Registrant of up to Five Million Five Hundred Thousand (5,500,000) shares (the "Shares") of the Common Stock of the Registrant, par value $.01 per share (the "Common Stock"), pursuant to certain employee benefit plans (the "Plans").

                  As such counsel, we have examined such corporate records, certificates and other documents and have made such other factual and legal investigations as we have deemed relevant and necessary as the basis for the opinions hereinafter expressed. In such examinations, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as conformed or photostatic copies.

                  Based on the foregoing, we are of the opinion that:

                  1. The issuance by the Registrant of the Shares pursuant to the Plans has been duly authorized by all necessary corporate action on the part of the Registrant.

                  2. When issued pursuant to the Plans, the Shares will be duly and validly issued and outstanding, fully paid and non-assessable shares of Common Stock.

                  We hereby consent to the filing of this opinion as an exhibit to the Post-Effective Amendment No. 2 to the Registration Statement.

                                           Very truly yours,



                                           BROBECK, PHLEGER & HARRISON L.L.P.